PDI, Inc. Announces Appointment of Graham G. Miao, MBA, Ph.D. as Chief Financial Officer

Brings Over 20 Years of Combined Financial and Healthcare Experience

Parsippany, NJ, October 14, 2014 - PDI, Inc. (Nasdaq: PDII), a leading healthcare commercialization company, announced the appointment of Graham G. Miao, MBA, Ph.D., as its new Executive Vice President (EVP) and Chief Financial Officer (CFO), responsible for overseeing the company’s financial and operational management to help drive its healthcare commercialization services and molecular diagnostics businesses. He will report to Nancy Lurker, PDI’s Chief Executive Officer, and begin his new role on October 20, 2014.

Mr. Miao brings to PDI a unique set of skills and valuable experience in financial and operational leadership within the pharmaceutical, biotechnology, medical device and business information industries. From 2011 to 2014, he was the EVP and CFO and later added additional roles as interim Co-President & Co-CEO of Delcath Systems, Inc., a publicly traded specialty pharmaceutical and medical device company, responsible for all finance-related functions and operations including strategy, financings, investor relations, accounting and financial reporting, corporate and business development, mergers and acquisitions and the legal and human resource departments.

Prior to Delcath, Mr. Miao served as Chief of Staff for the Global CFO organization at Dun & Bradstreet Corporation and EVP and CFO at Pagoda Pharmaceuticals. He has also held various finance positions of increasing responsibility at leading global pharmaceutical and finance companies, including Schering-Plough Corporation, Pharmacia Corporation and J.P. Morgan& Company.

“Graham’s financial management experience within the healthcare sector will be invaluable as PDI’s business continues to evolve,” said Ms. Lurker. “His strong track record of providing financial leadership and strategically repositioning companies to drive sustained growth, combined with his dynamic management capabilities, makes him a strong addition to PDI’s executive leadership team.”

Mr. Miao earned an MBA in finance and a Ph.D. in biological sciences from Columbia University, an M.S. in molecular biology from Arizona State University, and a B.S. in biology from Fudan University in Shanghai.

“This is an exciting time to join PDI as it becomes established in new markets and continues to grow its core businesses,” said Mr. Miao. “I look forward to contributing to the company’s growth by seeking to maximize profitability from its core healthcare service business and helping develop and grow its higher margin molecular diagnostic business, while building PDI shareholder value and the company’s investor base.”

Mr. Miao replaces former EVP and CFO Jeffrey Smith. Smith was instrumental in streamlining PDI’s infrastructure and leading its strategic shift as it enters the molecular diagnostics space. He also played a critical role in maintaining the competitiveness of the company’s sales services business.

“On behalf of PDI, I thank Jeff for his valuable CFO leadership, hard work and his countless contributions and long-standing dedication, all of which guided PDI’s direction over these last eight years,” Ms. Lurker continued. “His sound guidance and counsel extended into so many areas of PDI beyond his role of CFO and were critical to maintaining our core business and helping establish PDI in the molecular diagnostic arena.”
In connection with the appointment of Mr. Miao,PDI’s Compensation and Management Development Committee approved an award of restricted stock units (RSUs) and stock appreciation rights (SARs) on October 14, 2014,with a grant date fair value of $75,000 each,contingent upon and effective as of Mr. Miao’s start date with PDI (Start Date), which is expected to be October 20,2014. The awards will be made pursuant to the NASDAQ inducement grant exception as a component of Mr. Miao’s employment compensation,and are being made as an inducement material to Mr. Miao's acceptance of employment with PDI in accordance with NASDAQ Listing Rule 5635(c)(4).
Mr. Miao will be granted a number of SARs equal to $75,000, as determined by the Company on the Start Date. The SARs will have a base price equal to the closing price of PDI’s common stock on the Start Date and a 5-year term. The SARs vest over three years, with one-third of the SARs vesting on each of the first three anniversaries of the Start Date. Mr. Miao will also be granted a number of RSUs equal to $75,000 divided by the closing price of PDI’s common stock on the Start Date. The RSUs will vest in full on the third anniversary of the Start Date.
About PDI, Inc.
PDI is a leading healthcare commercialization company providing superior go-to-market strategy and execution to established and emerging healthcare companies through its three core business units. The company’s Contract Sales business unit (CSO) is a leading provider of outsourced pharmaceutical, medical device and diagnostics sales teams. PDI’s Interpace Diagnostics subsidiary is working to develop and commercialize molecular diagnostic tests leveraging the latest technology and personalized medicine for better patient diagnosis and management. Its Group DCA division is a pioneer in insight-driven digital communication services and integrated multichannel message delivery.

For more information about PDI, Inc. or Interpace Diagnostics, please visit http://www.pdi-inc.com and www.interpacediagnostics.com.

Forward-Looking Statements
This press release contains forward-looking statements regarding future events and financial performance. These statements are based on current expectations and assumptions involving judgments about, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond PDI's control. Additionally, all forward-looking statements are subject to the risk factors detailed from time to time in PDI's periodic filings with the Securities and Exchange Commission, including without limitation, PDI's previously filed Annual Report on Form 10-K for the year ended December 31, 2013 and current reports on Forms 10-Q and Forms 8-K. Because of these and other risks, uncertainties and assumptions, undue reliance should not be placed on these forward-looking statements. In addition, these statements speak only as of the date of this press release and, except as may be required by law, PDI undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Contacts:

Media:	Investors:
Caren Begun	Asher S. Dewhurst
Green Room Communications	Westwicke Partners, LLC
(856) 424-2023	(443) 213-0503
caren@greenroompr.com	Asher.Dewhurst@westwicke.com